Exhibit 99.1

Breitburn Energy Partners Reports Third Quarter 2014 Results

LOS ANGELES, November 5, 2014 -- Breitburn Energy Partners LP (NASDAQ:BBEP) today announced financial and operating results for the third quarter of 2014.

Key Highlights for the Third Quarter 2014:

•	Total production was 3.4 MMBoe, which represents an 8% increase from the third quarter of 2013

•	Total oil and natural gas liquids (NGL) production was 2.2 MMBoe, which represents a 14% increase from the third quarter of 2013

•	Increased Adjusted EBITDA, a non-GAAP financial measure, to a record quarterly high of $118.7 million, which represents a 6% increase from the third quarter of 2013

•
Declared cash distributions to our common unitholders attributable to the third quarter of 2014 of approximately $2.01 per unit on an annualized basis, which represents a 3% increase from the third quarter of 2013

•	In October, acquired ~4,600 gross (~3,700 net) acres in Howard County, increasing Breitburn’s Midland Basin gross surface acreage by ~25% and gross effective acreage by ~20%
- Adds 32 potential horizontal locations to Breitburn's existing inventory and creates potential for at least 160 laterals
(gross) on multiple benches

Management Commentary

Halbert S. Washburn, Breitburn’s Chief Executive Officer, said: “Our focus in the third quarter was on moving the pending QR Energy acquisition to closure, and as a result of our efforts, the QR Energy unitholder vote is scheduled for November 18th. As a reminder, certain QR Energy unitholders owning approximately 37% of the votes of the outstanding QRE units have agreed to vote in favor of the transaction. Based on the current schedule, we expect to close the transaction later this month, ahead of our original schedule. On the operations front, the team did a very good job adapting to a dynamic commodity price environment. Of note was the significant drop in LOE per Boe from last year’s, and last quarter’s, levels. Finally, with our recent bolt-on acquisition of contiguous acreage in Howard County, we continue our transition to a horizontal well program in the Permian. We believe our consolidated and expanded footprint will benefit us greatly as we evaluate our options for maximizing the long-term value of our Permian Basin acreage.”

Third Quarter 2014 Operating and Financial Results Compared to Second Quarter 2014

•
Total production was 3,353 MBoe in the third quarter of 2014 compared to 3,373 MBoe in the second quarter of 2014. Average daily production was 36.5 MBoe/day in the third quarter of 2014 compared to 37.1 MBoe/day in the second quarter of 2014.

•	Oil production increased to 1,904 MBbl compared to 1,901 MBbl in the second quarter of 2014

•	NGL production decreased to 253 MBbl compared to 279 MBbl in the second quarter of 2014

•	Natural gas production increased to 7,178 MMcf compared to 7,163 MMcf in the second quarter of 2014

•
Adjusted EBITDA was $118.7 million in the third quarter of 2014 compared to $110.0 million in the second quarter of 2014, which represents an 8% increase and a record quarterly high. The increase was primarily due to higher oil sales volumes and lower commodity derivative settlement payments, partially offset by lower commodity prices.

•
Net income attributable to common unitholders was $126.5 million, or $1.03 per diluted common unit, in the third quarter of 2014 compared to a net loss of $106.6 million, or $0.89 per diluted common unit, in the second quarter of 2014.

•
Oil, NGL and natural gas sales revenues were $216.1 million in the third quarter of 2014, compared to $219.1 million in the second quarter of 2014, primarily due to lower realized oil and natural gas prices partially offset by higher oil sales volumes.

•
Lease operating expenses, which include district expenses, processing fees and transportation costs, were $18.70 per Boe in the third quarter of 2014 compared to $21.03 per Boe in the second quarter of 2014.

•	General and administrative expenses, excluding non-cash unit-based compensation, were $3.85 per Boe in the third quarter of 2014 compared to $3.06 per Boe in the second quarter of 2014.

•
Gains on commodity derivative instruments were $146.2 million in the third quarter of 2014 compared to losses of $127.0 million in the second quarter of 2014, which primarily reflects decreases in oil and natural gas futures prices during the third quarter of 2014. Derivative instrument settlement payments were $3.7 million in the third quarter of 2014 compared to payments of $17.0 million in the second quarter of 2014.

•
WTI oil spot prices averaged $97.87 per barrel and Brent oil spot prices averaged $101.90 per barrel in the third quarter of 2014 compared to $103.35 per barrel and $109.69 per barrel, respectively, in the second quarter of 2014. Henry Hub natural gas spot prices averaged $3.96 per Mcf in the third quarter of 2014 compared to $4.61 per Mcf in the second quarter of 2014.

•
Realized crude oil, NGL, and natural gas prices, excluding the effects of commodity derivative settlements, averaged $90.12 per Bbl, $37.87 per Bbl and $4.12 per Mcf, respectively, in the third quarter of 2014, compared to $95.74 per Bbl, $38.26 per Bbl and $4.81 per Mcf, respectively, in the second quarter of 2014.

•	Oil, NGL and natural gas capital expenditures were $108.0 million in the third quarter of 2014 compared to $89.0 million in the second quarter of 2014.

•
Distributable cash flow, a non-GAAP financial measure, was $53.3 million in the third quarter of 2014 compared to $52.7 million in the second quarter of 2014. Distributable cash flow per common unit was approximately $0.390 in the third quarter of 2014, which includes the effect of our recent offering of 14.0 million common units in October 2014, compared to approximately $0.431 in the second quarter of 2014.

Impact of Derivative Instruments

Breitburn uses commodity derivative instruments to mitigate risks associated with commodity price volatility and to help maintain cash flows for operating activities, acquisitions, capital expenditures and distributions. Breitburn does not enter into derivative instruments for speculative trading purposes. Since Breitburn does not use hedge accounting to account for its derivative instruments, changes in the fair value of derivative instruments are recorded in Breitburn’s earnings during each reporting period. These non-cash changes in the fair value of derivatives do not affect Adjusted EBITDA, cash flow from operations, distributable cash flow or Breitburn’s ability to pay cash distributions for the reporting periods presented.

Total gains from commodity derivative instruments were approximately $146.2 million for the third quarter of 2014, which included payments of $3.7 million for derivative instruments that settled during the period.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended September 30, 2014 and 2013 and the three months ended June 30, 2014:

	Three Months Ended
	September 30,	June 30,	September 30,
Thousands of dollars, except as indicated	2014	2014	2013
Oil sales	$176,986	$173,948	$162,709
NGL sales	9,582	10,675	7,888
Natural gas sales	29,578	34,428	26,816
Gain (loss) on commodity derivative instruments	146,171	(127,000)	(54,765)
Other revenues, net	1,585	1,071	737
Total revenues	$363,902	$93,122	$143,385
Lease operating expenses and processing fees (a)	$62,714	$70,923	$58,731
Production and property taxes (b)	16,327	16,001	14,476
Total lease operating expenses	79,041	86,924	73,207
Purchases and other operating costs	102	110	226
Change in inventory	3,761	(3,974)	(4,931)
Total operating costs	$82,904	$83,060	$68,502
Lease operating expenses, pre taxes, per Boe (a)	$18.70	$21.03	$18.96
Production and property taxes per Boe (b)	4.87	4.74	4.67
Total lease operating expenses per Boe	$23.57	$25.77	$23.63
General and administrative expenses (excluding non-cash unit-based compensation)	$12,908	$10,322	$11,227
Net income (loss)	$130,643	$(104,725)	$(25,011)
Less: distributions to preferred unitholders	4,125	1,833	—
Net income (loss) attributable to common unitholders	$126,518	$(106,558)	$(25,011)

Total production (MBoe) (c)	3,353	3,373	3,098
Oil (MBbl)	1,904	1,901	1,681
NGLs (MBbl)	253	279	206
Natural gas (MMcf)	7,178	7,163	7,258
Average daily production (Boe/d)	36,450	37,069	33,674
Sales volumes (MBoe) (d)	3,412	3,289	3,027
Average realized sales price (per Boe) (e) (f)	$63.33	$66.59	$65.14
Oil (per Bbl) (e) (f)	90.12	95.74	100.94
NGLs (per Bbl) (e)	37.87	38.26	38.11
Natural gas (per Mcf) (e)	$4.12	$4.81	$3.69

(a)	Includes district expenses, transportation expenses and processing fees.
(b)	Includes ad valorem and severance taxes.
(c)
Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.

(d)	Oil sales were 1,964 MBbl, 1,817 MBbl and 1,610 MBbl for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.
(e)	Excludes the effect of commodity derivative settlements.
(f)	Includes oil purchases.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing Breitburn’s financial results with investors and analysts, and they are also available at www.breitburn.com.

Among the non-GAAP financial measures used are “Adjusted EBITDA” and “distributable cash flow.” These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented because management believes it provides additional information relative to the performance of Breitburn’s assets, without regard to financing methods or capital structure. Distributable cash flow is used by management as a tool to measure the cash distributions we could pay to our unitholders. This financial measure indicates to investors whether or not we are generating cash flow at a level that can support our distribution rate to our unitholders. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA or distributable cash flow in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30,	June 30,	September 30,
Thousands of dollars, except as indicated	2014	2014	2013
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$130,643	$(104,725)	$(25,011)
Loss (gain) on commodity derivative instruments	(146,171)	127,000	54,765
Commodity derivative instrument settlements (a) (b)	(3,704)	(17,024)	(6,323)
Depletion, depreciation and amortization expense	72,671	68,245	59,764
Impairment	29,434	—	361
Interest expense and other financing costs	29,494	30,208	23,548
Loss (gain) on sale of assets	(63)	334	77
Income tax expense (benefit)	532	(159)	24
Unit-based compensation expense (c)	5,829	6,098	4,889
Adjusted EBITDA	$118,665	$109,977	$112,094
Less:
Maintenance capital (d)	$33,434	$26,999	$25,782
Cash interest expense	27,849	28,399	21,747
Distributions to preferred unitholders	4,125	1,833	—
Distributable cash flow available to common unitholders	$53,257	$52,746	$64,565
Distributable cash flow available per common unit (e) (f)	0.390	0.431	0.636
Common unit distribution coverage (f)	0.78x	0.86x	1.30x

Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash provided by operating activities	$103,807	$74,798	$69,520
Increase (decrease) in assets net of liabilities relating to operating activities	(13,160)	7,300	20,663
Interest expense (g)	27,729	28,178	21,721
Income from equity affiliates, net	191	(388)	121
Incentive compensation expense (h)		—	—
Income taxes	98	89	69
Adjusted EBITDA	$118,665	$109,977	$112,094

(a)	Excludes premiums paid at contract inception related to those derivative contracts that settled during the periods of:	2,141	2,118	1,233
(b)	Includes net cash settlements on derivative instruments:
	- Oil settlements paid of:	(7,940)	(18,125)	(17,906)
	- Natural gas settlements received of:	4,236	1,101	11,583
(c)	Represents non-cash long-term unit-based incentive compensation expense.
(d)
Maintenance Capital is management's estimate of the investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately flat year over year.

(e)	Includes common units outstanding (including outstanding LTIP grants) at each distribution record date.
(f)	Third quarter 2014 includes the effect of the offering of 14 million common units in October 2014.
(g)	Excludes amortization of debt issuance costs and amortization of senior note discount/premium.
(h)	Represents cash-based incentive compensation plan expense.

Hedge Portfolio Summary

The table below summarizes Breitburn’s commodity derivative hedge portfolio as of November 4, 2014. Please refer to the updated Commodity Price Protection Portfolio at www.breitburn.com for additional details related to our hedge portfolio.

	Year
	2014	2015	2016	2017	2018
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Hedged Volume (Bbls/d)	14,811	13,059	9,211	7,971	493
Average Price ($/Bbl)	$92.59	$93.05	$86.73	$84.23	$82.20
Fixed Price Swaps - ICE Brent
Hedged Volume (Bbls/d)	4,950	3,374	4,300	298	—
Average Price ($/Bbl)	$98.89	$97.89	$95.17	$97.50	$—
Collars - NYMEX WTI
Hedged Volume (Bbls/d)	1,000	1,000	—	—	—
Average Floor Price ($/Bbl)	$90.00	$90.00	$—	$—	$—
Average Ceiling Price ($/Bbl)	$112.00	$113.50	$—	$—	$—
Collars - ICE Brent
Hedged Volume (Bbls/d)	—	500	500	—	—
Average Floor Price ($/Bbl)	$—	$90.00	$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$—	$109.50	$101.25	$—	$—
Puts - NYMEX WTI
Hedged Volume (Bbls/d)	500	500	1,000	—	—
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$—	$—
Total:
Hedged Volume (Bbls/d)	21,261	18,433	15,011	8,269	493
Average Price ($/Bbl)	$93.87	$93.61	$89.48	$84.71	$82.20

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Hedged Volume (MMBtu/d)	7,500	7,500	17,000	10,000	—
Average Price ($/MMBtu)	$6.00	$6.00	$4.46	$4.48	$—
Fixed Price Swaps - Henry Hub
Hedged Volume (MMBtu/d)	41,600	47,700	24,700	8,571	1,870
Average Price ($/MMBtu)	$4.75	$4.77	$4.23	$4.39	$4.15
Puts - Henry Hub
Hedged Volume (MMBtu/d)	6,000	1,500	—	—	—
Average Price ($/MMBtu)	$5.00	$5.00	$—	$—	$—
Total:
Hedged Volume (MMBtu/d)	55,100	56,700	41,700	18,571	1,870
Average Price ($/MMBtu)	$4.95	$4.94	$4.32	$4.44	$4.15

Calls - Henry Hub
Hedged Volume (MMBtu/d)	15,000	—	—	—	—
Average Price ($/MMBtu)	$9.00	$—	$—	$—	$—
Deferred Premium ($/MMBtu)	$0.12	$—	$—	$—	$—

Premiums paid in 2012 related to oil and natural gas derivatives to be settled in the fourth quarter of 2014 and beyond are as follows:

	Year
Thousands of dollars	2014	2015	2016	2017	2018
Oil	$1,129	$4,683	$7,438	$734	$—
Natural gas	$1,012	$1,989	$952	$—	$—

Other Information

Breitburn will host a conference call later today, Wednesday, November 5, 2014, at 1:00 pm (EDT) to discuss Breitburn’s third quarter results. The conference call may be accessed by calling 888-401-4668 (international callers dial 719-457-2664) or via webcast at http://ir.breitburn.com/. An archived edition of the conference call will also be available through November 12th by calling 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 6782123 or by visiting http://ir.breitburn.com/. Breitburn will take questions from securities analysts and institutional portfolio managers; the call is open to all other interested parties on a listen-only basis.

About Breitburn Energy Partners LP

Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Oklahoma, Texas, Wyoming, California, Florida, Indiana and Kentucky. See www.breitburn.com for more information.

Additional Information about the Proposed Transactions and Where to Find It

In connection with the previously announced merger with QR Energy, LP (proposed transaction), Breitburn has filed with the SEC a registration statement on Form S-4 that includes a prospectus of Breitburn and a proxy statement of QR Energy. Each of Breitburn and QR Energy also filed other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement/prospectus and other relevant documents filed by Breitburn and QR Energy with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting Breitburn Investor Relations in writing at 515 S. Flower Street, Suite 4800, Los Angeles, CA, 90071, or via e-mail by using the “Contact Form” located at the Investor Relations tab at www.breitburn.com or by calling (213) 225-0390; or by contacting QR Energy Investor Relations in writing at 1401 McKinney Street, Suite 2400, Houston, TX 77010, or via e-mail at ir@qracq.com or by calling (713) 452-2990.

Participants in the Solicitation

Breitburn and QR Energy and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Breitburn’s directors and executive officers is available in Breitburn’s proxy statement dated April 25, 2014, for its 2014 Annual Meeting of Unitholders. Information about QR Energy’s directors and executive officers is available in QR Energy’s proxy statement dated February 3, 2014, for its Special Meeting of Unitholders held on March 10, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials that have been filed with the SEC regarding the proposed transaction. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Breitburn or QR Energy using the sources indicated above.
This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that Breitburn believes to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Breitburn and QR Energy and their unitholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Breitburn, QR Energy or of the combined company. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to obtain unitholder, court and regulatory approvals of the proposed transaction; the ability to complete the proposed transaction on anticipated terms and timetable; Breitburn’s and QR Energy’s ability to integrate successfully after completion of the proposed transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Breitburn or QR Energy; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; the ability to obtain sufficient quantities of CO2 necessary to carry out EOR projects; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Breitburn’s credit agreement; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; the ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; failure of properties to yield oil or natural gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and natural gas operations; inability to access oil and natural gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and natural gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Breitburn’s and QR Energy’s respective Annual Reports on Form 10-K for the period ended December 31, 2013. Breitburn assumes no obligation, and disclaim any duty, to update the forward-looking statements in this press release to reflect subsequent events or circumstances.

Contacts:
Antonio D'Amico
Vice President, Investor Relations & Government Affairs
or
Jessica Tang
Investor Relations Manager
(213) 225-0390
BBEP-IR

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Balance Sheets

	September 30,	December 31,
Thousands of dollars	2014	2013
ASSETS
Current assets
Cash	$3,227	$2,458
Accounts and other receivables, net	98,360	96,862
Derivative instruments	44,256	7,914
Related party receivables	1,509	2,604
Inventory	4,418	3,890
Prepaid expenses	3,831	3,334
Total current assets	155,601	117,062
Equity investments	6,551	6,641
Property, plant and equipment
Oil and gas properties	5,102,392	4,818,639
Other assets	36,138	21,338
	5,138,530	4,839,977
Accumulated depletion and depreciation	(1,148,185)	(924,601)
Net property, plant and equipment	3,990,345	3,915,376
Other long-term assets
Intangibles, net	9,286	11,679
Derivative instruments	25,863	71,319
Other long-term assets	76,008	74,205

Total assets	$4,263,654	$4,196,282

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$64,199	$69,809
Derivative instruments	7	24,876
Distributions payable	733	—
Revenue and royalties payable	32,401	26,233
Wages and salaries payable	12,173	15,359
Accrued interest payable	42,856	19,690
Accrued liabilities	32,604	26,922
Total current liabilities	184,973	182,889

Credit facility	719,000	733,000
Senior notes, net	1,156,589	1,156,675
Deferred income taxes	2,902	2,749
Asset retirement obligation	133,216	123,769
Derivative instruments	5,145	2,560
Other long-term liabilities	5,530	4,820
Total liabilities	2,207,355	2,206,462

Equity
Series A preferred units, 8.0 million units issued and outstanding at September 30, 2014 and 0 at December 31, 2013	193,215	—
Common units, 120.5 million units issued and outstanding at September 30, 2014 and 119.2 million at December 31, 2013	1,863,084	1,989,820
Total equity	2,056,299	1,989,820

Total liabilities and equity	$4,263,654	$4,196,282

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Thousands of dollars, except per unit amounts	2014	2013	2014	2013

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$216,146	$197,413	$658,753	$467,061
Gain (loss) on commodity derivative instruments, net	146,171	(54,765)	(21,057)	(11,948)
Other revenue, net	1,585	737	4,240	2,197
Total revenues and other income items	363,902	143,385	641,936	457,310
Operating costs and expenses
Operating costs	82,904	68,502	248,161	181,889
Depletion, depreciation and amortization	72,671	59,764	204,417	154,095
Impairments	29,434	361	29,434	361
General and administrative expenses	18,737	16,116	53,886	44,695
Loss (gain) on sale of assets	(63)	77	357	139
Total operating costs and expenses	203,683	144,820	536,255	381,179

Operating income (loss)	160,219	(1,435)	105,681	76,131

Interest expense, net of capitalized interest	29,494	23,548	90,360	60,387
Other expense (income), net	(450)	4	(1,223)	(5)
Total other expense	29,044	23,552	89,137	60,382

Income (loss) before taxes	131,175	(24,987)	16,544	15,749

Income tax expense	532	24	384	628

Net income (loss)	130,643	(25,011)	16,160	15,121

Less: distributions to preferred unitholders	4,125	—	5,958	—

Net income (loss) attributable to common unitholders	$126,518	$(25,011)	$10,202	$15,121

Basic net income (loss) per common unit	$1.03	$(0.25)	$0.08	$0.15
Diluted net income (loss) per common unit	$1.03	$(0.25)	$0.08	$0.15

Breitburn Energy Partners LP and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
Thousands of dollars	2014	2013

Cash flows from operating activities
Net income	$16,160	$15,121
Adjustments to reconcile to cash flows from operating activities:
Depletion, depreciation and amortization	204,417	154,095
Impairments	29,434	361
Unit-based compensation expense	18,440	14,700
Loss on derivative instruments	21,057	11,948
Derivative instrument settlement receipts (payments)	(34,228)	3,633
Income from equity affiliates, net	90	(122)
Deferred income taxes	153	252
Loss on sale of assets	357	139
Other	5,172	3,989
Changes in net assets and liabilities
Accounts receivable and other assets	(3,345)	(62,882)
Inventory	(528)	(8,032)
Net change in related party receivables and payables	1,095	883
Accounts payable and other liabilities	36,642	32,857
Net cash provided by operating activities	294,916	166,942
Cash flows from investing activities
Property acquisitions	(6,422)	(861,601)
Capital expenditures	(293,275)	(191,472)
Proceeds from sale of assets	366	226
Other	(9,242)	—
Net cash used in investing activities	(308,573)	(1,052,847)
Cash flows from financing activities
Proceeds from issuance of preferred units, net	193,215	—
Proceeds from issuance of common units, net	25,917	285,011
Distributions to preferred unitholders	(5,225)	—
Distributions to common unitholders	(181,430)	(137,447)
Proceeds from long-term debt	693,000	1,381,000
Repayments of long-term debt	(707,000)	(636,000)
Change in bank overdraft	(2,417)	(316)
Debt issuance costs	(1,634)	(8,032)
Net cash provided by financing activities	14,426	884,216
Increase (decrease) in cash	769	(1,689)
Cash beginning of period	2,458	4,507
Cash end of period	$3,227	$2,818